EXHIBIT NO. 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

PARAMOUNT GOLD AND SILVER CORP.

Paramount Gold and Silver Corp., a corporation organized and existing under and by virtue of the General Corporation Law (the “GCL”) of the State of Delaware (the “Corporation”), does hereby certify;

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “Fourth” so that, as amended, said Article shall be and read as follows:

“The amount of the total authorized capital stock of this Corporation is 200,000,000 shares of $0.001 par value common stock”.

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of said Corporation was duly called and held on February 24, 2009 upon notice in accordance with Section 222 of the General Corporation Law of the state of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the state of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by the undersigned, an authorized officer this 25th day of February 2009

By:	/s/ Christopher Crupi
Christopher Crupi, CEO